CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Cedar Realty Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$398,770,909	(1)	.0000927	$36,966.06	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$398,770,909
Total Fees Due for Filing				$36,966.06
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$36,966.06

(1)

Aggregate number of securities to which transaction applies: As of March 30, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 13,750,721, which consists of (a) 13,637,085 shares of common stock entitled to receive the per share consideration of $29.00; and 113,636 shares of common stock underlying outstanding restricted stock units.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 13,637,085 shares of common stock and the per share consideration of $29.00; and 113,636 shares of common stock underlying outstanding restricted stock units.